Exhibit 6.2

WORK FOR HIRE AGREEMENT

This Work for Hire Agreement (“WFH Agreement”) dated and effective as of February 15th, 2018 (the “Effective Date”), is entered into by and between ROBOT CACHE, a Spanish company with a principal place of business at El Pilar No. 5, EdificioPeceno Local 9, 38002 Santa Cruz se Tenerife, Spain (“Company”), and Digital Dragon Games Inc., a corporation organized under the laws of Canada located at Suite 401-68 Water Street, Vancouver, BC V6B 1A4 (“Developer”), in connection with the development of the software distribution platform (the “Platform”) as more fully described in Exhibit A. Each of Company and Developer may be referred to herein as a “Party” and collectively as the “Parties”.

1. Development. Commencing upon the Effective Date, Developer agrees to provide all necessary and reasonable development and programming services in connection with the Platform (the “Services”) to Company. Developer will deliver and update the Company software repository monthly software source code and other assets that have been previously communicated to the Developer (the “Deliverables”).

Company shall have full and final approval, in its sole and absolute discretion, over the Services and all Work Product (as defined below), including, but not limited to the Deliverables, and as between Company and Developer, Company shall retain all right, title and interest in and to the Deliverables and the Platform.

Any deliverable items so revised shall continue to be subject to additional revisions until the CTO of Company approves said deliverable item, or determines, in his sole discretion, that further revisions are to no avail, at which point Company may terminate this agreement. Work on Deliverables that are based upon, or are to be derived from, copyrighted works is subject to Indemnification and Representation as per paragraphs 4 and 5 of the agreement.

2. Work for Hire. Developer agrees that all Services provided hereunder and the resulting work product, including, but not limited to the Deliverables (collectively, the “Work Product”), are provided at Company’s request and the Work Product and each and every aspect thereof is a “work made for hire” (as defined in the United States Copyright Act of 1976 or other applicable laws). Accordingly, Company shall be considered the author of the Work Product for all purposes, and Company shall be, and remain at all stages of completion, the sole and exclusive owner of the Work Product and all right, title and interest therein. To the extent legally permissible, Developer hereby waives all rights (if any) of “droit moral,” rental rights and similar rights in and to the Work Product, and each and every aspect thereof, and in and to the results and proceeds of Developer’s Services provided hereunder, and agrees that Company shall have the right to revise, condense, abridge, expand, adapt, change, modify, add to, subtract from, re-title, re-draw, re-color or otherwise modify the Work Product and each and every aspect thereof, in any manner Company may in its sole discretion determine and without the consent of Developer. If the Work Product is not deemed to be a work made for hire under applicable law, then to the fullest extent allowable and for the full term of protection otherwise accorded to Developer under such applicable law, Developer hereby irrevocably grants, transfers, sells, and assigns to Company all of Developer’s right, title, and interest in the Work Product and any other works now or hereafter created containing the Work Product, including without limitation all rights of copyright (and all renewals, extensions, and reversions thereof), trademark, patent, rental rights, and other proprietary rights of any kind or nature, in and to the Work Product in perpetuity and throughout the universe in all languages and in all media and forms of expression and communication now known or later developed. Developer shall have no rights of any kind in the Work Product, and no rights are reserved by Developer. All Work Product to be made available for review by and returned to Company upon demand.

3. Development Fee. As full and complete consideration for the Services rendered pursuant to this WFH Agreement, the rights granted to Company hereunder and all completed Deliverables being delivered to Company and approved by Company, Company shall pay to Developer a fee set forth in the schedule below (the “Development Fee”). For clarity, Company shall retain full and final exclusive approval rights over all Deliverables and nothing contained herein shall be construed to limit such rights in any way. Company will pay within fifteen (15) days after Developer has submitted an invoice from Developer.

Development Fee:

Month of Work:	Development Fee
February 15th – March 1st	$6,250
March 1st – March 31st	$12,500
April 1st – April 31st	$12,500
May 1st – May 31st	$12,500
Beginning June 1st	$20,000

4. Representations and Warranties regarding the Work Product. Developer represents, warrants and covenants that: (i) the Work Product does not contain (A) any computer code designed to (x) disrupt, disable, harm or otherwise impede in any manner the operation of a computer/console/handheld/tablet/phone program or system (y) damage or destroy any data files residing on a computer/console/handheld/tablet/phone system without the user’s consent and shall not adversely affect the hardware, Company’s development or test equipment, or other software or hardware of the user thereof in any way, or (B) any viruses, unauthorized key-locks or other programming devices, or material that is injurious to Company, scandalous, libelous, lewd, obscene, unlawful or undocumented; (ii) the Work Product does not contain any software that contains, or is derived in any manner from any software that is distributed as free software, open source software or similar licensing or distribution models; or any software that requires as a condition or use, modification and/or distribution of such software that such software or other software incorporated into, derived from or distributed with such software (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making derivatives to the Platform software; or (C) be redistributable at no charge; (iii) the Work Product, any other materials that Developer provides for the Platform and Company’s use, reproduction, and distribution thereof in connection with the Platform or this WFH Agreement will not infringe any intellectual property right or any other common law or statutory right of any third party; and (iv) the Deliverables and the Work Product will consist of Developer’s sole and original work.

5. Indemnity. Developer shall indemnify, defend and hold Company, and its parent companies and affiliates, and each of their respective officers, directors, employees, distributors and agents harmless from and against any and all losses, liabilities, claims, obligations, costs and expenses (including reasonable attorneys’ fees), which result from, arise in connection with or are related in any way to any breach by Developer of its representations or warranties set forth herein. In the event a claim is brought against Company, Company shall notify Developer in writing of the claim, grant Developer sole control of the defense and any settlement (and settlement negotiations) of the claim and reasonably cooperate in the defense of the claim. Developer may not settle any such claim that does not fully release Company from liability (and without admission of guilt) without the prior written consent of Company. Company shall have the right, at its expense, to participate in the defense thereof with counsel of its choice.

6. Data Security and System Access. Developer hereby agrees that Developer will not use the access granted hereunder to access any location on Company computer system or network other than the location(s) needed to perform Developer’s agreed-upon functions. Developer further acknowledges and agrees that access to Company computer systems hereunder is granted to Developer only and that Developer will not permit or assist others to gain access (remote or otherwise) to Company computer systems. This is not a grant of access to any company or individual other than Developer, whether or not such company or individual also requires access to Company computer systems in connection with the services provided by Developer. Company has the right to monitor all of Developer’s communications and transactions conducted using the Company computer systems or network, and Developer hereby acknowledges that Developer personnel have no expectation of privacy regarding any such communications and transactions.

7. Termination. Company shall have the right to terminate this WFH Agreement without cause for any reason whatsoever upon written notice to Developer at any time during the term of this WFH Agreement. Furthermore, Company may, in its sole discretion, terminate this WFH Agreement immediately upon delivery of written notice to Developer upon the occurrence of any one or more of the following events: (a) Developer asserts, or attempts to assert, any property right in and to the Platform; (b) Developer sells or distributes, or attempts to sell or distribute, any material relating to or derived from the Platform or this WFH Agreement without the prior written consent of Company; (c) Developer assigns or attempts to assign (by operation of law or otherwise) this WFH Agreement, or delegates or subcontracts its rights or obligations under this WFH Agreement without the prior written consent of Company; or (d) Developer makes an assignment for the benefit of creditors, fails or is unable to pay its debts as they become due, files an application for the appointment of a receiver or files, or has filed against it, a petition in bankruptcy or any other law providing for relief of debtors. In the event of any termination, Company will retain all right, title and interest in and to the Platform and the Work Product and Developer shall immediately cease all work and return any and all materials provided by Company to Developer, along with the Work Product. Except as otherwise expressly set forth herein, Company’s only obligation upon termination of this WFH Agreement shall be to pay Developer the Development Fee payments for Deliverables received and approved by Company prior to such termination. For clarity, in the event of a termination of this WFH Agreement, Company shall be relieved of all obligations under this WFH Agreement other than as expressly set forth in this Section.

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8. Confidentiality. The Parties agree and acknowledge that, as a result of negotiating and performing this WFH Agreement, each Party has and will have access to certain of the other Party’s Confidential Information (as defined below). Each Party also understands and agrees that misuse or disclosure of that information could adversely affect the other Party’s business. Accordingly, the Parties agree that each Party shall use and reproduce the other Party’s Confidential Information only to the extent necessary for the performance of this WFH Agreement, and shall restrict disclosure of the other Party’s Confidential Information to its employees, affiliates, consultants, partners, advisors or independent contractors with a need to know and are subject to binding use and disclosure restrictions at least as protective as those set forth herein and shall not disclose the other Party’s Confidential Information to any third party without the prior written approval of the other Party. Notwithstanding the foregoing, the Parties may disclose Confidential Information of the other Party if required to do so under law, rule, regulation or government or court order or in connection with a governmental investigation or proceeding, provided the other Party has been given prior notice and the disclosing Party has used commercially reasonable efforts to safeguard against widespread dissemination. As used in this WFH Agreement, “Confidential Information” refers to: (i) the terms, conditions and existence of this WFH Agreement; (ii) each Party’s trade secrets, know-how, technology, software, business plans, strategies, methods or practices; (iii) the Work Product as defined in section 2 of this WFH Agreement; and (iv) other information relating to either Party that is not generally known to the public, including information about either Party’s personnel, products, customers, marketing strategies, services or future business plans. Notwithstanding the foregoing, “Confidential Information” specifically excludes (A) information that is now in the public domain or subsequently enters the public domain by publication or otherwise through no action or fault of the other Party; (B) information that is known to either Party without restriction, prior to receipt from the other Party under this WFH Agreement, from its own independent sources as evidenced by such Party’s written records, and which was not acquired, directly or indirectly, from the other Party and not otherwise protected by an applicable confidentiality agreement; (C) information that either Party receives from any third party reasonably known by such receiving Party to have a legal right to transmit such information, and not under any obligation to keep such information confidential; and (D) information independently developed by either Party’s employees or agents without violating any obligations under this WFH Agreement. Upon termination of this WFH Agreement for any reason or sooner if so requested by the disclosing Party, the receiving Party shall immediately return to the disclosing Party any and all documents or other material of any kind, containing or pertaining to any Confidential Information, together with any and all copies, reproductions and samples of any of the foregoing. Developer will return to Company any Company Confidential Information that has come into its possession during the term of this WFH Agreement, when and as requested to do so by Company and in all events upon termination of Developer’s Services hereunder, unless Developer receives written authorization from Company to keep such property.

9. Foreign Corrupt Practices Act. Developer understands that under the U.S. Foreign Corrupt Practices Act (“FCPA”), it is prohibited from taking corrupt actions in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or offer, gift, promise to give, or authorization of the giving of anything of value, to any foreign government official (as defined in the FCPA) (hereinafter “government official”), political party or official thereof, or candidate for political office, or to any person while knowing or having a reasonable belief that all or some portion of the consideration remitted to that person will be offered, given or promised to a government official, political party or official thereof, or candidate for political office, for the purpose of: (i) influencing any act, decision or failure to act by a government official in his or her official capacity, (ii) inducing such official to use his or her influence with a government or instrumentality to affect any act or decision of the government or entity, or (iii) securing an improper advantage; in order to obtain, retain, or direct business. Developer represents and warrants that Developer has not made, and agrees that Developer shall not make, in connection with the transactions contemplated by this WFH Agreement, or in connection with any other business transactions involving Company, any payment or transfer of, or any offer or promise to pay or transfer of, anything of value, directly or indirectly, if such payment or transfer would violate the FCPA, the laws of the country in which this WFH Agreement is made or applies, or the laws of the United States. The relationship created by this WFH Agreement is that of a consultant, and neither Developer nor anyone working on Developer’s behalf shall have any right or authority to: (i) hold itself out as an employee or agent of Company; (ii) conduct any business in the name of or for the account of the Company; (iii) make any proposals, promises, warranties, guarantees or representations on behalf of or in the name of Company; (iv) assume or create any obligation of any kind, express or implied, on behalf of Company; (v) enter into contracts or commitments in the name of Company; or (vi) bind Company in any respect whatsoever.

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10. Miscellaneous. The terms and conditions described in this WFH Agreement, including its existence as well as all information related in any way to the Platform or the Work Product are the confidential information of Company and may not be disclosed by Developer to any third party without the express written consent of Company. This WFH Agreement shall be governed by the laws of the State of California, and any dispute shall be arbitrated in accordance with the Arbitration Rules and Procedures of JAMS. Developer hereby waives any right to injunctive or other equitable relief and Developer agrees that Developer’s only remedy in the event of a breach or threatened breach of this WFH Agreement or the Long Form Agreement (if any) by Company shall be a claim for monetary damages. This WFH Agreement may be executed in two (2) or more counterparts, by facsimile or exchange of .PDF documents, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have entered into this WFH Agreement as of the Effective Date.

ROBOT CACHE, S.L.		DIGITAL DRAGON GAMES INC.

By:	/s/ Philippe Erwin	By:	/s/ Kasra Esmaeili Tehrani
Duly Authorized by Robot Cache, S.L.		Duly Authorized by DIGITAL DRAGON GAMES INC.
Name:	Philippe Erwin	Name:	Kasra Esmaeili Tehrani
Title:	SVP	Title:	Director

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EXHIBIT A

Platform Description

THE ROBOT CACHE PLATFORM IS A WEB BASED DIGITAL E-COMMERCE SOFTWARE DISTRIBUTION PLATFORM. ITS PURPOSE AND FUNCTIONALITY IS TO ALLOW CUSTOMERS TO BUY AND SELL ELECTRONIC I DIGITAL VERSIONS OF VIDEO GAME SOFTWARE WHICH IS OFFERED BY ROBOT CACHE’S PUBLISHING PARTNERS.

THE ROBOT CACHE PLATFORM CONSISTS OF A WEB AND MOBILE-BASED USER INTERFACE AS WELL AS THE DOWNLOAD AND INSTALLATION OF A “CLIENT” APPLICATION.IN ADDITION, THE PLATFORM SUPPORTS THE ABILITY FOR USERS TO SOCIALIZE, COLLABORATE AND PLAY AGAINST OTHERS.

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